EXHIBIT 10.2

EMPLOYMENT AGREEMENT AMENDMENT

EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment"), effective as of January 1, 2013 (the "Effective Date"), by and among Pharma-Bio Serv, Inc. with its principal office at 6 Road 696, Dorado, Puerto Rico 00646 (the “Company”), Pharma-Bio Serv PR, Inc., a wholly-owned subsidiary of the Company ("Pharma-PR"), and Nélida Plaza (“Executive”) (hereinafter “the Parties”).

W I T N E S S E T H:

WHEREAS, Pharma-PR and Executive have entered into that certain Employment Agreement, dated December 31, 2009, as such Employment Agreement has been and may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement; and

WHEREAS, Pharma-PR and the Executive desire to modify the Employment Agreement to add the Company as a party to the Employment Agreement, reflect Executive's new position as Acting President and Chief Executive Officer of the Company, modify the Executive's salary during the time she serves in such positions, and modify the covenant not to solicit or compete.

NOW THEREFORE,  for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 1 of the Employment Agreement is amended and restated in its entirety as follows:

1.  Employment and Duties

a)
Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as President of Puerto Rico Operations and Secretary of the Company, as hereinafter defined, and as Acting President and Chief Executive Officer of the Company, as hereinafter defined.  Executive's service as Acting President and Chief Executive Officer shall be for a period of one year commencing on the Effective Date (the "Initial CEO Term").  Sixty days prior to the end of the Initial CEO Term, the Board of Directors of the Company and the Executive may renew the Initial CEO Term for an additional one year term (the "Additional CEO Term").

b)
As President of Puerto Rico Operations and Secretary of the Company, Executive shall have the duties and responsibilities as shall be determined by the Board.  Executive shall report to the Company’s Chief Executive Officer, unless Executive is serving in the position of Chief Executive Officer, then Executive shall report to the Board.  Executive shall also perform such other duties and responsibilities as may be determined by such officer or the Board, as long as such duties and responsibilities are consistent with the Bylaws of the Company and applicable law.

c)
As Acting President and Chief Executive Officer of the Company, Executive shall have the duties and responsibilities associated with the president and chief executive officer of a public corporation.  Executive shall report to the Board.  Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with the Bylaws of the Company and applicable law.

2.
Executive's salary pursuant to paragraph 3(a) of the Employment Agreement is hereby modified and amended so as to increase Executive's annual salary, during the Initial CEO Term, and the Additional CEO Term, if applicable, to $225,000.  Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.  Executive's salary will be revised annually based upon performance evaluations following the Company's performance review process and subject to the financial status of the Company.

3.	The introductory language of Section 7(a) of the Employment Agreement is amended and restated in its entirety as follows:

a)	During the period from the date of this Agreement until one (1) year following the date on which Executive's employment is terminated, Executive will not, directly or indirectly:

4.
Except as expressly amended by the terms of this Amendment and all prior amendments to the Employment Agreement, the terms of the Employment Agreement shall remain in effect and are unchanged by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment in Dorado, Puerto Rico, this 7th  day of January 2013.

PHARMA-BIO SERV, INC.		EXECUTIVE:

By:	/s/ Pedro Lasanta	By:	/s/ Nélida Plaza
	Name: Pedro Lasanta		Name: Nélida Plaza
	Title: Chief Financial Officer and Vice-President – Finance and Administration		Title: Acting President and Chief Executive Officer, President of Puerto Rico Operations and Secretary

PHARMA-BIO SERV PR, INC.

By:	/s/ Pedro Lasanta
Name: Pedro Lasanta
Title: Chief Financial Officer and Vice-President – Finance and Administration